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                         [Letterhead of Lang Michener]



                                                                    Exhibit 5.2



October 7, 1996


Royal Oak Mines Inc.
5501 Lakeview Drive
Kirkland, Washington   98033

Dear Sirs:

RE:   ROYAL OAK MINES INC.


We have acted as Canadian counsel to Royal Oak Mines Inc. (the "Company") and Kemess Mines Inc. (the "Guarantor") in connection with the preparation of the Company's Registration Statement on Form S-4, registration number 333-11117 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission on August 30, 1996, as amended, relating to an offer to exchange (the "Exchange Offer") the Series B 11% Senior Subordinated Notes Due 2006 of the Company (the "Exchange Notes") for an equal principal amount of the Company's outstanding 11% Senior Subordinated Notes due 2006 (the "Notes"). The Exchange Notes will be guaranteed on a senior subordinated basis (the "Guarantee") by the Guarantor.

The Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of August 12, 1996 (the "Indenture"), among the Company, the Guarantor and Mellon Bank, F.S.B., as Trustee (the "Trustee").

As such counsel, we have examined the Registration Statement, the Indenture (included as Exhibit 4.1 to the Registration Statement), the form of the Exchange Notes (set forth as Exhibit B to the Indenture) and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein. In all of our examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic or similarly reproduced copies.

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws, or any matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

For the purposes of the opinion expressed in paragraph 1, we have relied exclusively upon certificates of status issued by the Ministry of Consumer and Commercial Relations (Ontario), each dated October 4, 1996, with respect to the Company and the Guarantor.


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Wherever an opinion herein is qualified by the phrase "to the best of our knowledge" with respect to the existence or absence of facts, it is intended to indicate that during the course of our representation of the Company and the Guarantor, no information has come to our attention which would give us actual knowledge of the existence or absence of facts which would render the opinion so qualified inaccurate. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and any limited enquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation. No inference as to our having constructive knowledge of the existence or absence of such facts should be drawn merely from the fact of our representation of the Company and the Guarantor as legal counsel.

Based and relying on and subject to the foregoing, we are of the opinion that:

1. Each of the Company and the Guarantor is a corporation validly existing under the laws of the Province of Ontario and has full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement.

2. All of the outstanding shares of capital stock of the Guarantor have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. All of the outstanding shares of capital stock of the Guarantor are owned by the Company, free and clear of all perfected security interests and, to the best of our knowledge, free and clear of all other liens, encumbrances, equities and claims or restrictions on transferability or voting except as provided under applicable securities laws.

3. Each of the Company and the Guarantor has all requisite corporate power and authority to execute, deliver and perform its respective obligations under the Indenture, the Notes and the Exchange Notes.

4. The Indenture has been duly and validly authorized, executed and delivered by the Company and the Guarantor.

5. The Notes are in the form contemplated by the Indenture. The Notes have each been duly and validly authorized, executed and delivered by the Company and the Guarantor.

6. The Exchange Notes have been duly and validly authorized by the Company and the Guarantor.

7. The Exchange Offer and the consummation of the transactions contemplated thereby will not conflict with or constitute or result in a breach or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of the certificate of incorporation or bylaws of the Company or the Guarantor.

This opinion is rendered solely for your benefit in connection with the Exchange Offer. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a government agency or otherwise referred to without our prior written consent, except that we hereby consent (i) to the use of
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this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of Exchange Notes" in the Prospectus that is a part of the Registration Statement; (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer; and (iii) to reliance by Wachtell, Lipton, Rosen & Katz, Special United States Counsel to the Company, in connection with their opinion to be issued in connection with the Registration Statement. In giving any such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Yours truly,





                              /s/ Lang Michener